Exhibit 21.1

SUBSIDIARIES OF OTIS WORLDWIDE CORPORATION

The following entities are expected to be subsidiaries of Otis Worldwide Corporation upon completion of the distribution described in the information statement:

Subsidiary	State or Country of Incorporation or Organization
Highland Holdings S.a.r.l	Luxembourg
Otis Elevator (China) Investment Company Limited	China
Otis Elevator Company	New Jersey
Otis Far East Holdings Limited	Hong Kong
Otis Holdings GmbH & Co. OHG	Germany
United Technologies Luxembourg S.à.r.l	Luxembourg
Zardoya Otis, S.A.	Spain